UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UGI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of January 29, 2008 Annual Meeting and Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

LON R. GREENBERG

Chairman and

Chief Executive Officer

December 19, 2007

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Tuesday, January 29, 2008. At the meeting, we will review UGI’s performance for Fiscal 2007 and our expectations for the future.

A notice of the meeting and Proxy Statement follow. You will also find enclosed your proxy voting card and our 2007 Annual Report. I would like to take this opportunity to remind you that your vote is important. Please read the proxy materials and take a moment now to vote via the Internet, by telephone or by using the enclosed proxy voting card and returning it in the postage-paid envelope we have provided.

I look forward to seeing you on January 29th and addressing your questions and comments.

Sincerely,

Lon R. Greenberg

460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 19, 2007

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Tuesday, January 29, 2008, at 10:00 a.m., at the Sheraton Park Ridge Hotel and Conference Center at Valley Forge, Washington Room, 480 North Gulph Road, King of Prussia, Pennsylvania. Shareholders will consider and take action on the following matters:

1. Election of nine directors to serve until the next annual meeting of Shareholders;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for Fiscal 2008; and

3. Transaction of any other business that is properly raised at the meeting.

Margaret M. Calabrese
Corporate Secretary

460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406

■ TABLE OF CONTENTS

DIRECTIONS TO THE SHERATON PARK RIDGE HOTEL AND CONFERENCE CENTER

UGI CORPORATION

460 North Gulph Road

King of Prussia, Pennsylvania 19406

PROXY STATEMENT

■ ANNUAL MEETING INFORMATION

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Tuesday, January 29, 2008, beginning at 10:00 a.m., at the Sheraton Park Ridge Hotel and Conference Center at Valley Forge, Washington Room, 480 North Gulph Road, King of Prussia, Pennsylvania and at any postponements or adjournments thereof. Directions to the Sheraton Park Ridge Hotel and Conference Center appear at the back of this booklet. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to Shareholders on or about December 19, 2007.

Who is entitled to vote?

Shareholders of record of our common stock at the close of business on November 23, 2007 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each shareholder has one vote per share on all matters to be voted on. On November 23, 2007, there were 106,684,035 shares of common stock outstanding.

What am I voting on?

You will be asked to elect nine nominees to serve on the Company’s Board of Directors and to ratify the appointment of our independent registered public accountants for Fiscal 2008. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the nominees for Director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for Fiscal 2008.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

How do I vote?

You may vote in one of three ways:

Vote Over the Internet

•

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

•	If your shares are registered in your name: Vote your shares over the Internet by accessing the Computershare proxy online voting website at:

www.investorvote.com

and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote By Telephone (Touch-Tone Phone Only)

•

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you receive from such broker, bank or other nominee.

•

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce the Company’s proxy-related first-class postage expenses.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a shareholder of record, you can write to the Company’s Corporate

Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. If your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot. Your last vote is the vote that will be counted.

What is a quorum?

A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote.

How are votes, abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote may occur when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent accountants. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting. The other matter to be considered at the meeting requires the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Who will count the vote?

Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

What are the deadlines for Shareholder’s proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (“SEC”). Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than August 21, 2008. With respect to proposals not intended for inclusion in the Company’s proxy materials for next year’s annual meeting, if the Company does not receive notice of such a proposal by November 4, 2008 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,000 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

■ SECURITIES OWNERSHIP OF MANAGEMENT

The following table shows the number of shares beneficially owned by each Director and by each of the executive officers named in the Summary Compensation Table on page 37, and by all Directors, and executive officers as a group. The table shows their beneficial ownership as of October 1, 2007.

Our subsidiary AmeriGas Propane, Inc. is the General Partner of AmeriGas Partners, L.P., one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2007, the number of common units of AmeriGas Partners, L.P. beneficially owned by each Director and executive officer and by all Directors and executive officers as a group.

Mr. Greenberg beneficially owns approximately 1.6 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. Directors, nominees and executive officers as a group own approximately 2.8 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2007 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

Name	Aggregate Number of Shares of UGI Common Stock (1)		Stock Units Held Under 2004 Plan (2)	Exercisable Options For UGI Common Stock	Aggregate Number of AmeriGas Partners, L.P. Common Units
James W. Stratton	21,608	(3)	59,749	84,400	1,000	(3)
Richard C. Gozon	32,608		79,301	84,400	5,000
Stephen D. Ban	16,496		46,831	58,000	0
Lon R. Greenberg	613,006	(4)	0	1,071,666	2,000
Marvin O. Schlanger	9,724	(5)	37,791	84,400	1,000	(5)
Anne Pol	5,894		48,103	52,000	0
Ernest E. Jones	3,618		16,570	58,000	0
Roger B. Vincent	10,000		5,165	17,000	6,000
John L. Walsh	65,030	(6)	0	215,000	0
Peter Kelly	0		0	0	0
Anthony J. Mendicino	208,273	(7)	0	294,666	10,000	(7)
Eugene V. N. Bissell	66,380	(8)	0	120,333	30,746	(8)
François Varagne	31,000		0	0	0
Directors and executive officers as a group (17 persons)	1,268,182		293,510	2,462,697	68,854

(1)	Sole voting and investment power unless otherwise specified.
(2)	The Amended and Restated UGI Corporation 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.
(3)	Mr. Stratton’s shares and common units are held jointly with his spouse.
(4)	Mr. Greenberg holds 338,977 shares jointly with his spouse.
(5)	Mr. Schlanger’s spouse holds 2,000 shares and all common units shown. Mr. Schlanger disclaims beneficial ownership of the shares and common units owned by his wife.
(6)	Mr. Walsh’s shares are held jointly with his spouse.
(7)	Mr. Mendicino holds 258 shares and all common units jointly with his spouse.
(8)	Mr. Bissell’s shares and common units are held jointly with his spouse.

Section 16(a) – Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that during Fiscal 2007, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

■ SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known by the Company to be the beneficial owner of more than 5 percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2007 for the quarter ended September 30, 2007.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Stock	Barclays Global Investors UK 1 Churchill Place London, E14 5HP – United Kingdom	13,721,127	(2)	12.86

Common Stock	Wellington Management Company, LLP 100 Federal Street Boston, MA 02109 – USA	11,041,483	(3)	10.35

(1)	Based on 106,684,035 shares of common stock issued and outstanding at November 23, 2007.
(2)	The reporting person, and certain related entities, has sole voting power with respect to 11,740,655 shares, shared voting power with respect to no shares, and sole investment power with respect to all 13,721,127 shares.
(3)	The reporting person, and certain related entities, has sole voting power with respect to 7,357,346 shares, shared voting power with respect to 1,383,136 shares, and sole investment power with respect to all 11,041,483 shares.

ITEM 1—ELECTION OF DIRECTORS

■ NOMINEES

Nine Directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Nine members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year.

The nominees are as follows:

JAMES W. STRATTON

Director since 1979

Age 71

Mr. Stratton is the Chairman, Chief Executive Officer, and a Director of Stratton Holding Company (an investment advisory and financial consulting firm) (since 1972). Mr. Stratton serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; Stratton Multi Cap Value Fund, Inc.; Stratton Monthly Dividend REIT Shares, Inc.; and Stratton Small-Cap Value Fund.

RICHARD C. GOZON

Director since 1989

Age 69

Mr. Gozon retired in April of 2002 as Executive Vice President of Weyerhaeuser Company (an integrated forest products company) and Chairman of Norpac (North Pacific Paper Company, a joint venture with Nippon Paper Industries headquarters in Tokyo, Japan), positions he had held since 1994. Mr. Gozon was formerly a Director (1984 to 1993), President and Chief Operating Officer of Alco Standard Corporation (a provider of paper and office products) (1988 to 1993); Executive Vice President and Chief Operating Officer (1988), President (1985 to 1987) of Paper Corporation of America. He also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; AmeriSource Bergen Corp.; and Triumph Group, Inc.

STEPHEN D. BAN

Director since 1991

Age 67

Dr. Ban is currently serving as the Director of the Technology Transfer Division of the Argonne National Laboratory (science-based Department of Energy laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials) (March 2002 to present). He previously served as President and Chief Executive Officer of the Gas Research Institute (gas industry research and development funded by distributors, transporters, and producers of natural gas) (1987 through 1999). He also served as Executive Vice President. Prior to joining GRI in 1981, he was Vice President, Research and Development and Quality Control of Bituminous Materials, Inc. Dr. Ban also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; and Energen Corporation.

LON R. GREENBERG

Director since 1994

Age 57

Mr. Greenberg has been Chairman of the Board of Directors of UGI since August 1996 and Chief Executive Officer since August 1995. He was formerly President (1994 to April 2005), Vice Chairman of the Board (1995 to 1996), and Senior Vice President – Legal and Corporate Development (1989 to 1994). Mr. Greenberg also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; and Aqua America, Inc.

MARVIN O. SCHLANGER

Director since 1998

Age 59

Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (management services and capital for chemical and allied industries) (October 1998 to the present), and Vice Chairman of Hexion Specialty Chemicals, Inc. (June 2005 to present). He was previously Chairman and Chief Executive Officer of Resolution Performance Products, Inc. (a manufacturer of specialty and intermediate chemicals) (November 2000 to May 2005), Chairman of Covalence Specialty Materials Corp. (February 2006 to April 2007), and Chairman of Resolution Specialty Materials, LLC (August 2004 to May 2005). Mr. Schlanger also serves as a Director of UGI Utilities, Inc.; Momentive Performance Materials Holdings Inc.; and Hexion Specialty Chemicals.

ANNE POL

Director 1993 through 1997 and

since December 1999

Age 60

Mrs. Pol retired in June of 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high technology research and development company), a position she had held since October 15, 2001. She previously served as Senior Vice President of Thermo Electron Corporation (environmental monitoring, analytical instruments and a major producer of recycling equipment, biomedical products and alternative energy systems) (1998 to 2001), and Vice President (1996 to 1998). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (mailing and related business equipment) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993) and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc.

ERNEST E. JONES

Director since 2002

Age 63

Mr. Jones is President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency which funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania), a position he has held since 1998. He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998). Mr. Jones also served as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia; Thomas Jefferson University; the Philadelphia Contributionship; Vector Security, Inc.; UGI Utilities, Inc., and the Paradigm Funds.

JOHN L. WALSH

Director since April 2005

Age 52

Mr. Walsh is a Director (since April 2005) and President and Chief Operating Officer of UGI Corporation (since April 2005). He is also Vice Chairman of AmeriGas Propane, Inc. and UGI Utilities, Inc. (since April 2005). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases), a position he assumed in 2001. He was also an Executive Director of BOC (2001 to 2005). He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000). Mr. Walsh also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc.

ROGER B. VINCENT

Director since February 2006

Age 62

Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York (since 1989). Mr. Vincent also serves as a Director and Chairman of the Board of Directors of the ING Mutual Funds and as a Director of UGI Utilities, Inc.

■ CORPORATE GOVERNANCE

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company. The Board also evaluates management’s performance in pursuing those strategies and achieving those objectives.

In carrying out its responsibilities under the guidelines set forth by the Principles of Corporate Governance, the Board will:

•	Approve the Company’s strategies and objectives;

•	Evaluate the performance and compensation of the Chief Executive Officer and senior management;

•	Review succession planning;

•	Advise and counsel management;

•	Monitor policies on corporate governance and conduct;

•	Establish and monitor Board and Committee structure;

•	Designate a Presiding Director; and

•	Assess Board performance.

The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes and the Charters of the Corporate Governance, Audit, and Compensation and Management Development Committees of the Board of Directors are posted on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. All of these documents are also available free of charge by writing to Robert W. Krick, Vice President and Treasurer, UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

■ COMMUNICATIONS WITH THE BOARD

You may contact the Board of Directors or the non-management Directors as a group by writing to them c/o UGI Corporation, P. O. Box 858, Valley Forge, PA 19482.

Any communications directed to the Board of Directors or the non-management Directors as a group from employees or others that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.

All other communications directed to the Board of Directors or the non-management Directors as a group are initially reviewed by the General Counsel. The Chairman of the Corporate Governance Committee is advised promptly of any such communication that alleges misconduct on the part of Company management or raises legal, ethical or compliance concerns about Company policies or practices.

On a periodic basis, the Chairperson of the Corporate Governance Committee receives updates on other communications that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chairperson of the Corporate Governance Committee determines which of these communications he would like to see. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.

Typically, we do not forward to our Board of Directors communications from our shareholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including customer complaints, job inquiries, surveys, polls and business solicitations.

These procedures have been posted on the Company’s website at www.ugicorp.com under Investor Relations and Corporate Governance.

■ BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company and each is an “independent director” as defined under the rules of the New York Stock Exchange. The Board of Directors has established the following guidelines to assist it in determining director independence: (i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $250,000 per year will not be considered to result in a material relationship between such Director and the Company, and (ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, will not be considered to result in a material relationship between such Director and the Company.

The Board of Directors held nine meetings in Fiscal 2007. All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meetings of Shareholders, and each of the Company’s Directors attended the 2007 Annual Meeting of Shareholders, held on February 27, 2007. Independent Directors of the Board meet in regularly scheduled sessions without management. These sessions are led by Mr. Stratton, who currently holds the position of Presiding Director.

The Board of Directors has established the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, the Corporate Governance Committee, and the Planning and Finance Committee. All of these Committees are responsible to the full Board of Directors. The functions of and other information about these Committees are summarized below.

Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

•	Appoints and approves the compensation of the Company’s independent accountants.

•	Monitors the independence of the Company’s independent accountants and the performance of the independent accountants and the internal audit function.

•	Oversees the adequacy of the Company’s controls relative to financial and business risk.

•	Provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board.

•	Oversees compliance with applicable legal and regulatory requirements.

AUDIT COMMITTEE MEMBERS: R. B. Vincent (Chairperson), M. O. Schlanger, and A. Pol.

The Board of Directors has determined that all of the Audit Committee members – Mr. Vincent, Mr. Schlanger and Mrs. Pol, qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC. Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 7

Compensation and Management Development Committee

•	Establishes executive compensation policies and programs.

•	Recommends to the Board base salaries and target bonus levels for senior executive personnel.

•	Reviews the Company’s management development and succession planning policies.

•	Reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and together with the other independent Directors on the Board, determines and approves the Chief Executive Officer’s compensation based upon this evaluation.

•	Reviews with management the Company’s “Compensation Discussion and Analysis.”

•	Approves the awards and payments to be made to senior executive personnel of the Company under its long-term compensation plans.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE MEMBERS: R. C. Gozon (Chairperson), M. O. Schlanger, and A. Pol.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 3

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Management Development Committee are Messrs. Gozon and Schlanger and Mrs. Pol. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the Securities and Exchange Commission.

Executive Committee

•	Has the full power of the Board between meetings of the Board, with specified limitations relating to major corporate matters.

EXECUTIVE COMMITTEE MEMBERS: J. W. Stratton (Chairperson), R. C. Gozon, and L. R. Greenberg.

MEETINGS HELD LAST YEAR: 2

Corporate Governance Committee

•	Identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board on this matter.

•	Reviews and recommends candidates for committee membership and chairs.

•	Advises the Board with respect to significant developments in corporate governance matters.

•	Reviews and assesses the performance of the Board and each Committee.

•	Reviews and recommends Director compensation.

•	Reviews Directors’ and officers’ indemnification and insurance coverage.

Selection and Evaluation of Board Candidates

The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. As part of the process of selecting Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current executive officers, Directors, community leaders, and shareholders as a source for potential Board candidates. The Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Written recommendations for director nominees should be delivered to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s bylaws. If you intend to nominate a candidate from the floor at an annual meeting, please contact the Corporate Secretary.

CORPORATE GOVERNANCE COMMITTEE MEMBERS: J. W. Stratton (Chairperson), R. C. Gozon, and E. E. Jones.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 4

Planning and Finance Committee

•	Reviews the Company’s planning and budgeting processes and its Annual Budget and Three Year Plan.

•	Reviews the financial prospects of the Company and its capital structure and risk profile.

PLANNING AND FINANCE COMMITTEE MEMBERS: M. O. Schlanger (Chairperson), S. D. Ban, R. C. Gozon, L. R. Greenberg, and J. W. Stratton.

MEETINGS HELD LAST YEAR: 1

■ COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2007. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Director Compensation Table – Fiscal 2007

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
S. D. Ban	62,000	118,725	48,620	0	0	0	229,345
R. C. Gozon	72,000	154,902	48,620	0	0	0	275,522
E. E. Jones	62,000	84,994	48,620	0	0	0	195,614
A. Pol	67,000	120,132	48,620	0	0	0	235,752
M. O. Schlanger	72,000	108,641	48,620	0	0	0	229,261
J. W. Stratton	67,000	133,129	48,620	0	0	0	248,749
R. B. Vincent	72,000	72,283	48,620	0	0	0	192,903

(1)	Annual Retainers. The Company pays its non-management Directors an annual retainer of $62,000 for Board service and pays an additional annual retainer of $5,000 to members of the Audit Committee, other than the chairperson. The Company also pays an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $10,000; Compensation and Management Development, $10,000; Corporate Governance, $5,000; and Planning and Finance, $5,000. The Company pays no meeting attendance fees.
(2)	Stock Units. All Directors named above received 2,550 stock units in Fiscal 2007 as part of their annual compensation. The stock units were awarded under the Company’s 2004 Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the dollar amount recognized for financial statement reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), of the fair value of awards of stock units. The assumptions used in the calculation of the amounts shown are included in Note 8 to our audited consolidated financial statements for Fiscal 2007, which are included in our Annual Report on Form 10-K filed with the SEC on November 29, 2007. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the compounding effect of stock units granted in prior years. The grant date fair value of each Director’s annual award of 2,550 stock units was $68,914. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2007 was as follows: Dr. Ban, $30,117; Mr. Gozon, $52,187; Mr. Jones, $9,548; Mrs. Pol, $30,963; Mr. Schlanger, $23,952; Mr. Stratton, $38,901; and Mr. Vincent, $1,773. As of September 30, 2007, the number of stock units credited to each Director’s account was as follows: Dr. Ban, 46,831; Mr. Gozon, 79,301; Mr. Jones, 16,570; Mrs. Pol, 48,103; Mr. Schlanger, 37,791; Mr. Stratton, 59,749; and Mr. Vincent, 5,165.

(3)	Stock Options. All Directors named above received 8,500 stock options in Fiscal 2007 as part of their annual compensation. The options were granted under the Company’s 2004 Plan. The option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally ten years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following retirement, disability or death. If termination of service occurs due to retirement or disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service, or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death, or the original expiration date. The amounts shown in column (d) above represent the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS 123R, of the fair value of stock option awards. The grant date fair value of each Director’s annual award of 8,500 stock options was $48,620. As of September 30, 2007, the number of stock options held by the Directors was as follows: Dr. Ban, 58,000; Mr. Gozon, 84,400; Mr. Jones, 58,000; Mrs. Pol, 52,000; Mr. Schlanger, 84,400; Mr. Stratton, 84,400; and Mr. Vincent, 17,000.

Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

■ REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 20 through 36 with management. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 and the Company’s proxy statement for the 2008 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

Richard C. Gozon, Chairperson

Anne Pol

Marvin O. Schlanger

■ REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting and the audited financial statements for Fiscal 2007. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on internal control over financial reporting. Throughout Fiscal 2007, the Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of deficiencies. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees.

Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Based upon the reviews and discussions described in this report, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Roger B. Vincent, Chairperson

Anne Pol

Marvin O. Schlanger

■ THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers of the professional services described in this section is compatible with PricewaterhouseCoopers’ independence. The Committee concluded that the independent registered public accountants are independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the Company’s independent accountants for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of the four categories of services noted below to the Audit Committee for approval. The aggregate fees billed by PricewaterhouseCoopers, the Company’s independent registered public accountants, in Fiscal 2007 and 2006 were as follows:

	2007	2006
Audit Fees[1]	$3,378,825	$4,153,543
Audit-Related Fees	0	0
Tax Fees[2]	650,771	522,211
All Other Fees[3]	19,300	13,100

Total Fees for Services Provided	$4,048,896	$4,688,854

1.	Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements and internal control over financial reporting of the Company, (ii) the audit of management’s assessment of the effectiveness of internal control over financial reporting (for Fiscal 2006 only), (iii) subsidiary audits, (iv) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners, L.P. and UGI Utilities, Inc., and (v) services that only the independent registered public accounting firm can reasonably be expected to provide, such as services associated with SEC registration statements, and documents issued in connection with securities offerings.
2.	Tax Fees were for (i) the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners, L.P., and (ii) tax planning and advice.
3.	All other fees relate to a software license and a survey conducted on behalf of the Company’s Austrian subsidiary concerning human resource matters.

■ POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

In July 2007, the Company’s Board of Directors adopted a written policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

■ COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to Messrs. Greenberg, Walsh, Kelly, Mendicino, Bissell and Varagne. We refer to these executive officers as our “named executive officers.”

Compensation decisions for Messrs. Greenberg, Walsh and Kelly, and, prior to his retirement, Mr. Mendicino, were made by our Board of Directors, after receiving the recommendations of its Compensation and Management Development Committee. Compensation decisions for Mr. Bissell were made by the Board of Directors of AmeriGas Propane, Inc. (“AmeriGas Propane”), the general partner of AmeriGas Partners, L.P., after receiving the recommendation of its Compensation/Pension Committee. Compensation decisions for Mr. Varagne were approved by our Board of Directors, as well as the Board of Directors of AGZ Holding, after receiving the recommendation of our Compensation and Management Development Committee. For ease of understanding, we will use the term “we” to refer to one or more of the entities involved in the relevant compensation decisions, unless the context indicates otherwise. We refer to our 2007 fiscal year as “Fiscal 2007.”

Compensation Philosophy and Objectives

We believe that our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate our executives to contribute to our success and reward our executives for their performance and leadership excellence.

In Fiscal 2007, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and stock option grants), perquisites, retirement benefits, and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program.

Determination of Competitive Compensation

The Compensation and Management Development Committee engages Towers Perrin as its compensation consultant. Towers Perrin supports the Compensation and Management Development Committee in performing its responsibilities with respect to our executive compensation program. The primary duties of Towers Perrin are to:

•	provide the Compensation and Management Development Committee with independent and objective market data;

•	conduct compensation analysis; and

•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives.

These duties are performed annually. In addition, Towers Perrin recommends plan design changes as requested from time to time by the Compensation and Management Development Committee.

Towers Perrin also performs other services for us under separate agreements. These services include providing (i) actuarial services for our pension plan, (ii) consulting services with respect to our benefits programs, and (iii) non-discrimination testing for our qualified benefit plans.

In assessing competitive compensation, we relied on data provided to us in Fiscal 2006 by Towers Perrin and applied this data as described herein. For Messrs. Greenberg, Walsh and Mendicino, Towers Perrin provided us with two reports: the “2006 Executive Cash Compensation Review” and the “Executive Compensation Analysis 2006 Long-Term Incentive Review.” Each of these reports includes an executive compensation analysis. We utilize similar but separate Towers Perrin data for AmeriGas Propane, including an executive compensation analysis, in determining compensation for Mr. Bissell.

For the named executive officers, other than Messrs. Bissell and Varagne, the executive compensation analysis is weighted 75 percent based on general industry data in Towers Perrin’s General Industry Executive Compensation Database (the “Executive Compensation Database”), which includes approximately 800 companies, and 25 percent based on Towers Perrin’s Energy Services Executive Compensation Database, which includes approximately 90 utility companies. This weighting is designed to approximate the relative sizes of our non-utility and utility businesses. Towers Perrin’s Executive Compensation Database is comprised of companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The energy services and financial services industries are excluded from this database because compensation in these industries typically differs from general industry compensation practices.

For comparison purposes, due to the variance in size among the companies in the Executive Compensation Database, regression analysis, which is an objective analytical tool used to determine the relationship among data, was used to adjust the data for differences in company revenues. For Mr. Bissell, we utilized Towers Perrin’s Executive Compensation Database exclusively. For Mr. Varagne, we referenced Towers Perrin’s database for Top Executive Remuneration in France. We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range in the salary grade approximates the 50th percentile of salaries for comparable executives included in the executive compensation database material referenced by Towers Perrin.

In determining the compensation of Mr. Kelly, we referenced existing salary data in structuring our initial offer; however, the final terms of the offer reflect changes resulting from our negotiations. Mr. Kelly’s compensation was based largely on the terms of an offer letter we negotiated with him in June 2007 in connection with the commencement of his employment in September 2007.

Elements of Compensation

➢ Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of UGI Corporation, AmeriGas Partners or Antargaz, as the case may be.

As noted above, we seek to position the midpoint of the applicable salary grade for the named executive officers to approximate the 50th percentile of salaries for comparable executives as determined in the applicable Towers Perrin executive compensation databases. Other than Mr. Varagne, who is discussed below, for Fiscal 2007, all named executive officers received a salary that was approximately equivalent to the midpoint of his applicable salary grade. Based on the data provided by Towers Perrin, we increased the range of salary in each salary grade by 2.5 percent. We also adjusted individual salaries to reflect merit increases. Except for Mr. Varagne, the merit increases were targeted at 3.5 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Criteria reviewed in such performance evaluations included: overall leadership, accomplishment of annual goals and objectives, development of an effective management team, and commitment to the job and company.

While there is no established salary range for Mr. Varagne, Mr. Varagne’s salary is positioned to approximate the 50th percentile of salaries for comparable executives as determined in Towers Perrin’s database for Top Executive Remuneration in France. When determining Mr. Varagne’s salary, we also take into account competitive pay practices in France, internal pay equity, Mr. Varagne’s individual performance and the performance of Antargaz.

The following table sets forth each named executive officer’s Fiscal 2007 salary and his percentage increase over Fiscal 2006.

Name[1]	Salary	Percentage Increase over Fiscal 2006 Salary
Lon R. Greenberg	$966,000	5.0
John L. Walsh	$588,016	5.0
Anthony J. Mendicino	$439,920	6.0
Eugene V. N. Bissell	$426,400	4.0
François Varagne [2]	$435,500	1.6

1.	Mr. Kelly’s initial annual salary of $400,036 was established under the terms of his offer letter.
2.	Mr. Varagne’s salary is paid in euros, and the amount shown reflects conversion based on a monthly average exchange rate in Fiscal 2007 of $1.34 per euro.

➢ Annual Bonus Awards

Our annual bonus plans provide our named executive officers with the opportunity to earn annual cash incentives provided that certain performance goals are satisfied. Our annual cash incentives are intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance will result in the enhancement of shareholder or common unitholder value.

In determining the target award levels under our annual bonus plan, we considered information in the Towers Perrin executive compensation databases regarding the percentage of salary payable upon achievement of target goals relative to other companies as described above. In establishing the target award level, we position the amount within the 50th to 75th percentiles for comparable executives. We determined that the 50th to 75th percentile range was appropriate because we believe that the annual bonus opportunities should have a significant reward potential to recognize the difficulty of achieving the annual goals and the significant corporate impact of such achievement. For Fiscal 2007, each executive’s target award opportunity set forth in the table below falls within the 50th to 75th percentile ranges provided in Towers Perrin’s executive compensation databases.

Name	Target Award Opportunity as a Percentage of Salary	Target Award Opportunity	Approximate Location of Target Award in 50th to 75th Percentile Range
Lon R. Greenberg	100%	$966,000	50th Percentile
John L. Walsh	85%	$499,814	56th Percentile
Anthony J. Mendicino	75%	$329,940	63rd Percentile
Eugene V. N. Bissell	75%	$319,800	67th Percentile
François Varagne[1]	70%	$304,850	67th Percentile

[1]	Mr. Varagne’s bonus award opportunity is denominated in euros. The amount shown in the table reflects conversion based on a monthly average exchange rate in Fiscal 2007 of $1.34 per euro.

Messrs. Greenberg, Walsh and Kelly and, prior to his retirement, Mr. Mendicino, participate in the UGI Corporation Executive Annual Bonus Plan, while Mr. Bissell participates in the AmeriGas Propane, Inc. Executive Annual Bonus Plan. Mr. Kelly did not participate in the annual bonus program in Fiscal 2007. His $25,002 bonus for Fiscal 2007 was determined under the terms of his offer letter, and was designed to equal 1/12 of his $300,027 target bonus opportunity for Fiscal 2007.

For Messrs. Greenberg, Walsh and Mendicino, the entire target award opportunity was based on the Company’s earnings per share (“EPS”). We believe that enhancing financial performance is the most important goal of a principal executive, operating or financial officer, and earnings per share provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established corporation. For similar reasons, Mr. Bissell’s target award opportunity principally was based on earnings per common unit (“EPU”) of AmeriGas Partners, although the bonus achieved based on EPU is subject to adjustment based on customer growth, as described below. We believe that customer growth is an important corollary to EPU. Because we foresee only modest growth in total demand for propane, customer growth is an important factor in our ability to improve the financial performance of AmeriGas Partners. For Mr. Varagne, who has principal responsibility over Antargaz, which is a wholly-owned subsidiary of the Company, we determined to base his target award entirely on achievement of Antargaz’ budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The bonus award opportunity for each of Messrs. Greenberg, Walsh and Mendicino was structured so that no amounts would be paid unless the Company’s EPS was at least 80 percent of the target amount, with the target bonus award being paid out if the Company’s EPS was 100 percent of the targeted EPS. The maximum award, equal to 200 percent of the target award, would be payable if EPS exceeded 120 percent of the EPS target (the percentage of target bonus payable based on various levels of EPS is referred to as the “EPS Leverage Factor”). The targeted EPS for bonus purposes for Fiscal 2007 was set at a level between $1.75 and $1.85 per share. EPS may be adjusted in the discretion of the Compensation and Management Development Committee to take into consideration unusual circumstances that occurred during the fiscal year. For Fiscal 2007, the Compensation and Management Development Committee used its discretion to exclude from the calculation of the EPS Leverage Factor 75 percent of the gain associated with the divestiture of AmeriGas Partners’ 3.5 million barrel liquefied petroleum gas storage facility in Arizona, due to its unusual nature. This exclusion resulted in a 5 percentage point reduction to the EPS Leverage Factor. Accordingly, for Fiscal 2007, Messrs. Greenberg and Walsh each received a bonus payout equal to 97.8 percent of the target bonus.

We adopted the Antargaz EBITDA target for Mr. Varagne to more closely align his compensation with United States’ pay practices by providing a bonus opportunity based on Antargaz financial performance. Mr. Varagne’s bonus award opportunity was structured so that no amounts would be payable unless Antargaz’ EBITDA was at least 75 percent of the target amount. The maximum award, equal to 200 percent of the target award, would be payable if Antargaz’ EBITDA exceeded 130 percent of the EBITDA target. The targeted Antargaz EBITDA for bonus purposes was between €110 million and €120 million. For Fiscal 2007, Mr. Varagne received a bonus payout equal to €187,233 (or $250,892), or 82.3 percent of his target bonus.

As noted above, Mr. Bissell’s target award opportunity was based on EPU of AmeriGas Partners, subject to modification based on customer growth. The EPU target amount was derived based on a targeted EBITDA range for AmeriGas Partners of approximately $265 million to $275 million for Fiscal 2007. Under the target bonus criteria applicable to Mr. Bissell, no awards would be paid if the EPU amount was less than 82 percent of the target award, while 200 percent of the target award might be payable if the EPU amount was at least 133 percent of the target award (the percentage of target bonus payable based on various levels of EPU is referred to as the “EPU Leverage Factor”). Additionally, no awards would be paid to Mr. Bissell if customer growth achieved in Fiscal 2007 was less than 1 percent, while 200 percent of the target award might be payable if the customer growth achieved was 3 percent or more (the percentage of target bonus payable based on various levels of customer growth is referred to as the “Customer Growth Leverage Factor”). EPU may be adjusted in the discretion of the AmeriGas Propane Compensation/Pension Committee to take into consideration unusual circumstances that occurred during the fiscal year. Based on the past practice of eliminating the effect of unusual gains and losses, the AmeriGas Propane Compensation/Pension Committee decided to exclude from the calculation of the EPU Leverage Factor the gain associated with the divestiture of AmeriGas Partners’ 3.5 million barrel liquefied petroleum gas storage facility in Arizona. This exclusion resulted in a 70 percentage point reduction to the EPU Leverage Factor.

Once the EPU Leverage Factor and Customer Growth Leverage Factor are determined as explained above, the EPU Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain an adjusted leverage factor. The target award opportunity is then multiplied by this adjusted leverage factor to arrive at Mr. Bissell’s actual bonus payment for the fiscal year. For Fiscal 2007, the AmeriGas Propane Compensation/Pension Committee adjusted the resulting bonus for Mr. Bissell downward approximately 5 percent to reflect the partial achievement of strategic initiatives relating to the introduction of new technologies and operating model efficiencies. Accordingly, Mr. Bissell received a bonus payout for Fiscal 2007 equal to 130 percent of his target bonus.

Based on the achievement relating to the modified EPS, EBITDA and modified EPU targets, including the discretionary adjustments described above, the following annual bonus payments were made for Fiscal 2007:

Name[1]	Percent of Target Bonus Paid	Amount of Bonus
Lon R. Greenberg	97.8%	$944,748
John L. Walsh	97.8%	$488,818
Eugene V. N. Bissell	130.0%	$415,740
François Varagne[2]	82.3%	$250,892

[1]	Mr. Mendicino’s bonus payment was pro-rated based on his date of retirement. For Fiscal 2007, Mr. Mendicino received a bonus payment of $247,455.
[2]	Mr. Varagne’s bonus award is denominated in euros. The amount shown in the table reflects conversion based on a monthly average exchange rate in Fiscal 2007 of $1.34 per euro.

➢ Discretionary Bonus

For Fiscal 2007, the Compensation and Management Development Committee awarded a discretionary bonus of €15,000 (equivalent to $20,100) to Mr. Varagne for outstanding achievement. The bonus award reflects his leadership in positioning Antargaz to compete effectively under increasingly competitive conditions in France.

➢ Long-Term Compensation – Fiscal 2007 Equity Awards

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage a significant equity stake in our company. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market.

We awarded our long-term compensation effective January 1, 2007 for all our named executive officers under the Company’s 2004 Plan. Mr. Varagne’s long-term incentive compensation awards were made under the Sub-Plan for French Employees under the Company’s 2004 Plan. Our long-term compensation included UGI Corporation stock option grants and either UGI Corporation performance unit awards tied to the three-year performance of the Company’s common stock or, in the case of Mr. Bissell, AmeriGas Partners performance unit awards tied to the three-year performance of AmeriGas Partners common units representing limited partnership interests. These performance units were awarded under the 2000 AmeriGas Propane, Inc. Long-Term Incentive Plan (“AmeriGas 2000 Plan”). Each performance unit represents the right of the recipient to receive a share of common stock (or a common unit in the case of Mr. Bissell) if specified performance goals and other conditions are met.

As is the case with cash compensation and annual bonus awards, we relied on Towers Perrin’s executive compensation databases as the basis for establishing equity compensation. This did not apply to Mr. Varagne, for whom such data was not available. Mr. Varagne’s stock option awards and performance unit awards were recommended by management, based on management’s consideration of internal pay equity and recognition that these types of long-term awards are utilized less frequently overseas than in the United States.

In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2007, we initially referenced information provided by Towers Perrin regarding the percentage of the market median base salary for each position to be delivered as a long-term compensation opportunity. This percentage was developed using the applicable executive compensation databases and was targeted to produce long-term compensation opportunity at the 50th percentile level. The market median base salaries did not vary significantly from the actual salaries paid to our named executive officers in Fiscal 2007.

In accordance with our practice over the past several years, we applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. We have bifurcated long-term compensation in this manner since 2000 and believe it provides a good balance between two related, but discrete goals. Stock options are designed to align the executive’s interests with shareholder interests, because the value of stock options is a function of the appreciation or depreciation of our stock price. As explained in more detail below, the performance units are designed to encourage performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to a competitive peer group.

In providing award calculations, Towers Perrin valued our stock options by applying a binomial model. The stock price used in the model for January 1, 2007 awards was $24.46 which was the three-month average UGI Corporation stock price from June 26, 2006 through September 26, 2006. The model also assumes a 5 percent turnover annually over the vesting period to account for options forfeited by terminating participants. As a result of this analysis, Towers Perrin valued the stock options at $4.07 per underlying share. Based on its valuation, Towers Perrin calculated the number of options to be granted to the named executive officers covering a specified number of underlying shares.

The remaining 50 percent of the long-term compensation opportunity is applied to performance units. In calculating the number of UGI Corporation performance units to be awarded to each named executive officer, other than Mr. Bissell, who received AmeriGas Partners performance units, and Mr. Varagne, Towers Perrin placed a value of $18.64 per share underlying a UGI Corporation performance unit. This value was computed by taking an average price for the Company’s common stock over the three-month period from June 26, 2006 through September 26, 2006, subject to the same 5 percent turnover assumption used in valuing stock options. The number of AmeriGas Partners performance unit awards was computed in a similar fashion, subject to the same 5 percent turnover assumption. The unit price used in the model for January 1, 2007 awards was $29.91 which was the three-month average AmeriGas Partners common unit price from June 26, 2006 through September 26, 2006. As a result of this analysis, Towers Perrin valued the performance unit awards at $22.80 per underlying unit.

Management recommended reductions to the aggregate number of the Company’s stock options and the Company’s and AmeriGas Partners’ performance units calculated by Towers Perrin. The reductions were designed to address historic grant practices, internal pay equity and the policy of the Compensation and Management Development Committee that the three-year average of the annual number of equity awards, expressed as a percentage of common shares outstanding at fiscal year-end, made under the Company’s 2004 Plan for the fiscal years 2007 through 2009 will not exceed 2 percent. For purposes of calculating the annual number of equity awards: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal four shares.

As a result of the Compensation and Management Development Committee’s acceptance of management’s recommendations, the number of shares underlying stock options calculated by Towers Perrin was reduced by approximately 14 percent to 22 percent and the number of performance units calculated by Towers Perrin was reduced by approximately 10 percent to 20 percent. The actual grant amounts are set forth below:

Name[1]	Shares Underlying Stock Options # Granted	Performance Units # Granted
Lon R. Greenberg	280,000	60,000
John L. Walsh	120,000	26,000
Anthony J. Mendicino	70,000	15,000
Eugene V. N. Bissell	70,000	14,000	[2]

[1]	Towers Perrin made no calculation regarding Mr. Varagne’s long-term compensation, which is addressed below.
[2]	Constitutes AmeriGas Partners performance units.

Mr. Kelly was not employed by the Company at the time Towers Perrin made its recommendations. Under the terms of his offer letter, we granted to Mr. Kelly, on July 31, 2007, effective September 4, 2007, a stock option award of 50,000 shares of the Company’s common stock. We also awarded 15,000 performance units to Mr. Kelly, of which 10,000 relate to the 2007-2009 period described below, and 5,000 relate to the 2006-2008 period. The payout criteria for the 2006-2008 awards are fashioned in a similar manner to the 2007-2009 awards, other than the difference in the time periods covered. We also granted 20,000 stock units to Mr. Kelly, which will vest on the second anniversary of his commencement of employment.

While the number of performance units awarded to the named executive officers, other than Mr. Varagne, was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative total shareholder return (“TSR”) or AmeriGas Partners’ total unitholder return (“TUR”) over the period from January 1, 2007 to December 31, 2009. Specifically, with respect to the Company’s performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Standard and Poors 500 Utilities Index (“S&P Utilities Index”) as of the beginning of the performance period. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the S&P Utilities Index for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the S&P Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company from our TSR analysis that was included in the S&P Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the S&P Utilities Index as of December 31, 2006 were as follows:

Allegheny Energy, Inc.	Edison International	PPL Corporation
Ameren Corporation	Entergy Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	Exelon Corporation	Public Service Enterprise Group Inc.
Centerpoint Energy, Inc.	FirstEnergy Corp.	Questar Corporation
CMS Energy Corporation	FPL Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	Keyspan Corporation	TECO Energy, Inc.
Constellation Energy Group, Inc.	Nicor Inc.	The AES Corporation
Dominion Resources, Inc.	NiSource Inc.	The Southern Company
DTE Energy Company	Peoples Energy Corporation	TXU Corp.
Duke Energy Corporation	PG&E Corporation	Xcel Energy Inc.
Dynegy Inc.	Pinnacle West Capital Corp.

In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each entity in the peer group below for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. For the AmeriGas Partners performance units awarded to Mr. Bissell, we compare the TUR of AmeriGas Partners’ common units to the TUR performance of each member of a peer group comprised of the following limited partnerships engaged in the propane, pipeline and coal industries:

Alliance Resource Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Plains All American Pipeline, L.P.
Buckeye Partners, L.P.	Magellan Midstream Partners, L.P.	Star Gas Partners, L.P.
Enbridge Energy Partners, L.P.	Natural Resources Partners, L.P.	Suburban Propane Partners, L.P.
Enterprise Products Partners, L.P.	NuStar Energy, L.P.	Sunoco Logistics Partners, L.P.
Ferrellgas Partners, L.P.	ONEOK Partners, L.P.	TC Pipelines, L.P.
Energy Transfer Partners, L.P.	Penn Virginia Resource Partners, L.P.	TEPPCO Partners, L.P.
Inergy, L.P.

Each award payable to the named executive officers, other than Mr. Varagne, provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. Management of the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives, other than Mr. Varagne, in lieu of up to 35 percent of the shares or common units payable, except for awards earned in excess of the target award, which are paid entirely in cash. The cash payment is based on the value of the securities at the payment date and is designed to meet minimum statutory tax withholding requirements. For the Company’s performance units, the minimum award, equivalent to 50 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 40th percentile of the indexed companies. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is the highest of all companies.

All performance units, other than those held by Mr. Varagne, have dividend equivalent rights (or, in the case of AmeriGas Partners performance units, distribution equivalent rights). A dividend equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-share cash dividend, or the per-share fair market value of any non-cash dividend, paid by the Company on its shares on a dividend payment date. Accrued dividend and distribution equivalents are payable on the number of common shares or common units payable, if any, at the end of the performance period and are paid in cash.

Mr. Varagne’s target award is set differently from that of the other named executive officers to realize advantages under French tax law, which limits our ability to pay awards in excess of the target amount. Therefore, Mr. Varagne’s target award is payable if the Company’s TSR rank is the highest of all of the indexed companies, and is reduced below the target award if a lower ranking is achieved. Mr. Varagne’s minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 40th percentile of the indexed companies; the target award, equivalent to 50 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile; and the maximum award, equivalent to 100 percent of the number of performance units, will be payable if the Company’s TSR rank is the highest of all companies.

The number of AmeriGas Partners common units underlying performance units that will be paid out to Mr. Bissell will be based upon AmeriGas Partners’ TUR rank relative to the 19 peer group partnerships and is computed in substantially the same manner as indicated above with regard to the Company’s performance units.

The number of shares underlying options that we awarded to the named executive officers are set forth below in the Grants of Plan Based Awards Table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” Our options generally vest in annual increments over a three-year period, except that Mr. Varagne’s options vest in their entirety at the end of a four-year period. We believe that these vesting terms provide to our executives (other than those executives who are retirement eligible) a meaningful incentive for continued employment. The variation in the option vesting period for Mr. Varagne and other variations regarding terms of Mr. Varagne’s long-term awards are designed to preserve favorable tax treatment under French law.

➢ Long-Term Compensation—Payout of Performance Units for 2004-2006 Period

During 2007, we paid out awards to those executives who received performance units for the period from January 1, 2004 to December 31, 2006. The award criteria for the Company’s common stock and AmeriGas Partners’ common units during that period was the same as those for the performance units granted for 2007-2009, described above. For the 2004-2006 period, the Company’s TSR ranked 17th relative to the S&P 500 Utilities Index companies, placing the Company in the 54th percentile ranking resulting in a 111 percent payout of the target award. AmeriGas Partners’ TUR ranked 11th relative to its peer group placing AmeriGas Partners in the 47th percentile resulting in an 87 percent payout of the target award. As a result of the foregoing, the payouts on performance unit awards were as follows:

Name	Performance Unit Payout (Number of Shares or Units)	Performance Unit Payout Value[1] ($)
Lon R. Greenberg	77,490	2,266,679
John L. Walsh	16,605	472,973
Anthony J. Mendicino	19,926	582,860
Eugene V. N. Bissell	13,035	513,709
François Varagne	13,284	386,680

[1]	Includes dividend equivalent payout.

➢ Long-Term Compensation—Lapse of Restriction Period on UGI Corporation Stock Units

In December 2004, we awarded 16,000 stock units to Mr. Mendicino. The restrictions on these shares were to lapse on December 31, 2007. In light of Mr. Mendicino’s planned retirement and his service to the Company, we modified his award so that the restricted period ended on March 31, 2007, prior to his retirement. In connection with the lapse of restrictions on these stock units, as well as the lapse of restrictions on 40,000 stock units held by Mr. Walsh, the Company’s Compensation and Management Development Committee authorized the conversion and payout in cash of up to 35 percent of these shares. The cash payout in lieu of shares was designed to assist the executives with payment of their tax obligations.

➢ Perquisites

We provide limited perquisite opportunities to our executive officers, and in several instances, our executives have not utilized the opportunities. Among the perquisites is a company car provided to each of Mr. Greenberg and Mr. Varagne. In addition, we provide reimbursement for tax preparation services, club memberships, certain health maintenance services and limited spousal travel. The aggregate cost of perquisites for all named executive officers in Fiscal 2007 was less than $100,000. Other than for Mr. Varagne, management discontinued offering company cars and reimbursement for club memberships, in lieu of which the executives who used these perquisites in prior years received a nominal salary adjustment effective for Fiscal 2008.

➢ Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans which are described in greater detail in the “Ongoing Plans and Post-Employment Agreements” section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid holidays and vacations. These benefits generally are available to all of our full-time employees.

➢ Ongoing Plans and Post-Employment Agreements

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation. Except where specifically stated, Mr. Varagne does not participate in the plans described below.

UGI Utilities Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations (which, among other things, limited annual contributions in 2007 to $15,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 6 percent of his or her eligible compensation on an after-tax basis. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)

This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Internal Revenue Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. See the “Pension Benefits” table and accompanying narrative for additional information.

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified deferred compensation plan that provides benefits for executives in excess of the maximum benefits that may be provided under the UGI Pension Plan as a result of limits imposed by the Internal Revenue Code on benefits payable under the plan and on the amount of compensation that may be subject to the plan. We refer to compensation that exceeds these limits as “excess compensation.” For 2007, compensation in excess of $225,000 constitutes excess compensation. Under the plan, each employee who satisfies vesting requirements will accrue a lump sum benefit that has the actuarial equivalent present value of (i) the benefit that would have been produced under the UGI Pension Plan absent Internal Revenue Code limits minus (ii) the benefit that the participant is entitled to receive under the UGI Pension Plan. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh, Kelly and Mendicino participate in the UGI Corporation Supplemental Executive Retirement Plan. See the “Pension Benefits” table and accompanying narrative for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under the UGI Savings Plan as a result of limits imposed by the Internal Revenue Code. We refer to compensation in excess of these limits as “excess compensation.” Generally, under the Supplemental Savings Plan, if the participant contributed to the UGI Savings Plan the lesser of 6 percent of his or her eligible compensation or the maximum annual contribution permissible under the Internal Revenue Code, we will credit to the participant’s account an amount equal to the matching contribution that would have been made for the participant under the UGI Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account under the UGI Savings Plan. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return based 60 percent on the total return of the Standard & Poor’s 500 Index and 40 percent on the Lehman Brothers Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh, Kelly and Mendicino are eligible to participate in the UGI Corporation Supplemental Savings Plan. See the “Nonqualified Deferred Compensation” table and accompanying narrative for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan

AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas credits to each participant’s account 5 percent of the compensation up to the Internal Revenue Code compensation limits and 10 percent of excess compensation. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Internal Revenue Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Through Fiscal 2007, participants’ accounts were credited with interest at a rate generally equal to the actual return on the trust portfolio of the UGI Pension Plan subject to certain limitations as set forth in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. Beginning in Fiscal 2008, participants may direct the investment of deferred amounts to be invested among a number of funds. Mr. Bissell participates in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See the “Nonqualified Deferred Compensation” table and accompanying narrative for additional information.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan

AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer certain amounts of their compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas Propane Savings Plan, other than the Company’s stock fund. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Bissell is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See the “Deferred Compensation” table and accompanying narrative for additional information.

Severance Pay Plans for Senior Executive Employees (Other than Mr. Varagne)

The Company and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The Company’s plan covers Messrs. Greenberg, Walsh, and Kelly and, prior to his retirement, Mr. Mendicino, and the AmeriGas Propane plan covers Mr. Bissell. See “Potential Payments Upon Termination or Change in Control” below for further information regarding the severance plans.

Severance Arrangement with Mr. Varagne

Mr. Varagne has an agreement with our French subsidiary, AGZ Holding, which provides severance benefits in the event that his employment is terminated without fault on his part. The agreement provides for a cash payment equal to one year of compensation, based on compensation received in the 12 months prior to the effective date of termination. Mr. Varagne’s agreement requires that he execute a release discharging the Company and its subsidiaries from liability in connection with the termination of his employment prior to receipt of severance payments. See “Potential Payments Upon Termination or Change in Control” below for further information regarding Mr. Varagne’s severance agreement.

Change in Control Agreements

The Company has change in control agreements with Messrs. Greenberg, Walsh, and Kelly and, prior to his retirement, Mr. Mendicino, and AmeriGas Propane has a change in control agreement with Mr. Bissell. Mr. Varagne is entitled to severance compensation under a separate agreement described above. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company (and, in the case of Mr. Bissell, AmeriGas Propane or AmeriGas Partners). The agreements also provide that if change in control payments exceed certain threshold amounts, we will make additional payments to reimburse the executives for excise and related taxes imposed under the Internal Revenue Code. See “Potential Payments Upon Termination or Change in Control” for further information regarding the change in control agreements. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

Stock Ownership Guidelines

We seek to underscore stakeholder incentives through our stock ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in the Company or, if applicable, AmeriGas Partners, we will enhance the link between our executives and stockholders or unitholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment and must use 10 percent of his annual bonus award to purchase stock (or, in the case of Mr. Bissell, partnership common units or stock) until his share ownership requirement is met. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI Corporation common stock for the executive’s account in the relevant 401(k) savings plan. The following table provides information regarding our stock ownership guidelines for, and the number of shares held at September 30, 2007 by our named executive officers:

Name [1]	Required Ownership of UGI Corporation Common Stock	Number of Shares of UGI Corporation Stock Held at 9/30/2007
Lon R. Greenberg	300,000	613,006
John L. Walsh	150,000	65,030
Peter Kelly	90,000	0
Eugene V. N. Bissell	90,000[2]	see footnote 2

[1]	Does not include Mr. Varagne, who is not subject to the guidelines, or Mr. Mendicino, who is retired.
[2]

In lieu of the Company’s common stock, Mr. Bissell may satisfy the stock ownership guidelines if he holds 60,000 AmeriGas Partners’ common units or a combination of the Company’s common stock and AmeriGas Partners’ common units deemed equivalent to 90,000 shares of the Company’s common stock; for this purpose, each AmeriGas Partners’ common unit equals 1.5 shares of the Company’s common stock. Mr. Bissell owned 66,380 shares of the Company’s common stock and 30,746 AmeriGas Partners’ common units, thereby meeting his stock ownership requirement.

In November 2007, the Compensation and Management Development Committee and the AmeriGas Propane Compensation/Pension Committee each reviewed the equity ownership requirements applicable to our executives, as each Committee does from time to time. As a result of the review, each Committee decided to decrease the executive equity ownership requirements by one-third. The reason for the reduction was to adjust the ownership requirements to reflect the appreciation of the Company’s common stock and AmeriGas Partners’ common units since 2004 when the stock ownership guidelines were last revised.

Stock Option Grant Practices

The Company’s Compensation and Management Development Committee and the AmeriGas Propane Compensation/Pension Committee approve annual stock option grants to executive officers in the last calendar quarter of each year, effective the following January 1. The exercise price per share of the options is equal to the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case the exercise price is equal to the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on the date of Committee action and have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

Role of Executive Officers in Determining Executive Compensation

In connection with Fiscal 2007 compensation, Mr. Greenberg, aided by our human resources personnel, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Greenberg did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized this information, and valued Mr. Greenberg’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the appropriate board of directors following Committee recommendations.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers named in the Summary Compensation Table. Our policy generally is to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is appropriate.

In the event of a change in control, payments to an executive may be subject to an excise tax, and may not be deductible by us, under Sections 280G and 4999 of the Internal Revenue Code. If change in control payments exceed certain threshold amounts, the change in control agreements require that we may make additional payments to the executives to reimburse them for excise tax imposed by Section 4999 of the Internal Revenue Code, as well as other taxes in respect of the additional payment. We believe that the purposes of the change in control agreements, as described above, would be diminished by the possible imposition of significant excise taxes on the executives, and we did not wish to have the provisions of the executives’ agreements serve as a disincentive to their pursuit of a change in control that might otherwise be in the best interests of our company and its stockholders. Accordingly, we determined to provide a payment under certain circumstances to reimburse the executives for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement.

■ COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, former and current Chief Financial Officers, and our three other most highly compensated executive officers in Fiscal 2007.

Summary Compensation Table – Fiscal 2007

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)		Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
Lon R. Greenberg Chairman and Chief Executive Officer	2007	966,885	0	870,627		1,601,600	944,748	1,988,689	95,560	6,468,109
John L. Walsh President and Chief Operating Officer	2007	588,016	0	857,590		588,650	488,818	159,195	19,625	2,701,894
Anthony J. Mendicino Senior Vice President-Finance and Chief Financial Officer (retired July 1, 2007)	2007	329,940	0	432,695	(1)	400,400	247,455	609,018	15,415	2,034,924
Peter Kelly Vice President-Finance and Chief Financial Officer (since September 4, 2007) (5)	2007	30,772	25,002	35,982		7,417	0	0	0	99,173
Eugene V. N. Bissell President and Chief Executive Officer of AmeriGas Propane, Inc.	2007	425,770	0	409,923		395,188	415,740	16,856	84,401	1,747,878
François Varagne Chairman and Chief Executive Officer Antargaz (6)	2007	435,500	20,100	648,933		188,712	250,892	0	34,773	1,578,910

(1)	The amounts shown in these columns represent the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS 123R, of the fair value of awards of performance units, stock units and stock options, as the case may be, under the Company’s 2004 Plan, and with respect to Mr. Bissell, the AmeriGas 2000 Plan. Accordingly, these figures include amounts from awards granted in and prior to Fiscal 2007. The assumptions used in the calculation of the amounts shown are included in Note 8 to our audited consolidated financial statements for Fiscal 2007, which are included in our Annual Report on Form 10-K filed with the SEC on November 29, 2007. It is difficult to make comparisons between named executive officers because retirement eligibility influences accounting expense. See the Grants of Plan-Based Awards table on page 40 for information on awards of performance units, stock units and stock options made in Fiscal 2007.

Because Mr. Mendicino retired during Fiscal 2007, he forfeited a portion of performance units granted in Fiscal 2006 and Fiscal 2007. Under the terms of the 2004 Plan, a retiree is eligible for a pro-rated payout of performance units based on the number of years served during each three-year performance period.

(2)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan, except for Mr. Mendicino. In accordance with the terms of the plan, Mr. Mendicino received a pro-rated portion of his target annual bonus based on his pre-retirement service during Fiscal 2007.
(3)	The amounts shown in column (h) of the Summary Compensation Table reflect (i) the change from September 30, 2006 to September 30, 2007 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given year. Mr. Bissell has a vested annual benefit of approximately $3,300 under the Company’s defined benefit pension plan, based on prior credited service. Neither Mr. Bissell nor Mr. Varagne are current participants in the Company’s defined benefit retirement plan. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. The material terms of the Company’s pension plans and deferred compensation plans are described beginning on page 45 and on page 48 respectively. For purposes of this table, the market rate on deferred compensation for Fiscal 2007 was 6.13 percent, which is 120 percent of the federal long-term rate for September 2007. The amounts included in column (h) of the Summary Compensation Table are itemized below.

Name	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)
L. R. Greenberg	1,988,689	0
J. L. Walsh	159,195	0
A. J. Mendicino	609,018	0
P. Kelly	0	0
E. V. N. Bissell	0	16,856
F. Varagne	0	0

(4)	The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution To UGI Supplemental Savings Plan/AmeriGas Propane, Inc. Supplemental Executive Retirement Plan ($)	Tax Reimbursement ($)	Perquisites ($)	Total ($)
L. R. Greenberg	10,012	22,523	22,982	40,043	95,560
J. L. Walsh	10,021	9,604	0	0	19,625
A. J. Mendicino	7,044	8,371	0	0	15,415
P. Kelly	0	0	0	0	0
E. V. N. Bissell	11,250	73,151	0	0	84,401
F.Varagne	0	0	0	34,773	34,773

The perquisites shown for Mr. Greenberg include the use of a company vehicle, club membership dues, spousal travel expenses when attending Company or industry-related events where it is customary that officers attend with their spouses, tax preparation fees and occasional use of the Company’s tickets for sporting events for personal rather than business purposes. The perquisites shown for Mr. Varagne are for the use of a company vehicle. The incremental cost to the Company for these benefits are based on the actual costs or charges incurred by the Company for the benefits and are included in the totals above.

(5)	Mr. Kelly’s bonus was paid pursuant to the terms of his offer letter.
(6)	Mr. Varagne, the Chief Executive Officer of our French subsidiary Antargaz, is paid in euros. In calculating the dollar equivalent for disclosure purposes, the Company converts each payment into dollars based on the monthly average exchange rate of $1.34 per euro for Fiscal 2007.

Grants of Plan-Based Awards In Fiscal 2007

The following table and footnotes provide information regarding equity and non-equity awards granted to the named executive officers in Fiscal 2007.

Grants of Plan-Based Awards Table—Fiscal 2007

Name (a)	Grant Date (b)	Board Action Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under-lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (2) (g)	Target (#) (h)	Maximum (#) (i)
									(j)	(k)	(l)	(m)
L. R. Greenberg	10/01/06	12/05/06	579,600	966,000	1,932,000
	01/01/07	12/05/06								280,000	27.28	1,601,600
	01/01/07	12/05/06				30,000	60,000	120,000				1,662,600
J. L. Walsh	10/01/06	12/05/06	299,888	499,814	999,627
	01/01/07	12/05/06								120,000	27.28	686,400
	01/01/07	12/05/06				13,000	26,000	52,000				720,460
A. J. Mendicino	10/01/06	12/05/06	197,964	329,940	659,880
	01/01/07	12/05/06								70,000	27.28	400,400
	01/01/07	12/05/06				7,500	15,000	30,000				415,650
P. Kelly	09/04/07	07/31/07								50,000	25.74	267,000
	09/04/07	07/31/07							20,000			514,800
	09/04/07	07/31/07				2,500	5,000	10,000				94,600
	09/04/07	07/31/07				5,000	10,000	20,000				196,100
E. V. N. Bissell	10/01/06	12/04/06	76,752	319,800	639,600
	01/01/07	12/05/06								70,000	27.28	400,400
	01/01/07	12/05/06				7,000	14,000	28,000				227,710
F. Varagne	10/01/06	12/05/06	213,395	304,850	609,700
	01/01/07	12/05/06								57,000	27.28	340,290
	01/01/07	12/05/06				4,625	18,500	18,500				236,430

(1)	The amounts shown in this column relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2007. See “Compensation Discussion and Analysis” for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table on page 37. The threshold amount shown for Messrs. Greenberg, Walsh, Mendicino, and Varagne is based on achievement of 80 percent of the financial goal. The threshold amount shown for Mr. Bissell is based on achievement of 82 percent of the financial goal and minimum customer growth of 1 percent.

(2)	The awards shown for all officers except Mr. Bissell are performance units under the Company’s 2004 Plan, as described in “Compensation Discussion and Analysis.” Performance units are forfeitable until the end of the performance periods in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. Mr. Kelly received performance units for two separate three-year performance periods when he joined the Company. Mr. Mendicino forfeited two-thirds of his Fiscal 2007 performance unit award and one-third of his Fiscal 2006 performance unit award due to his retirement on July 1, 2007. In the case of a change in control of the Company, for all named executive officers other than Mr. Varagne, outstanding performance units and dividend or distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee.

For Mr. Varagne, in the case of a change of control, outstanding performance units will be paid in cash in an amount equal to the greater of (i) 50% of the maximum award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee. In the case of Mr. Varagne’s death, his estate is entitled to receive shares of common stock equal to the number of outstanding performance units without regard to the performance criteria.

For Mr. Bissell, the awards shown are performance units under the AmeriGas 2000 Plan, as described in “Compensation Discussion and Analysis.” Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2000 Plan, are fashioned in a similar manner to the terms of the performance units granted under the Company’s 2004 Plan.

(3)	The award shown represents stock units with dividend equivalents under the Company’s 2004 Plan. Each stock unit represents the right to receive a share of stock, together with an amount equal to the aggregate per-share cash dividend paid by the Company on its shares during the restriction period. The restriction period ends on September 3, 2009. These stock units and dividend equivalents are forfeitable if Mr. Kelly ceases to be employed by the Company before the end of the restriction period, other than by reason of death or disability.
(4)	Options are granted under the Company’s 2004 Plan. Under this Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date, except for Mr. Varagne’s options, which vest in full on the fourth anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement or disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, or the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, or the original expiration date. For Mr. Varagne, termination of employment due to retirement, disability or death is treated differently than for U.S employees. If termination of his employment occurs due to retirement or disability, the option will become exercisable as if he had remained employed by the Company for 48 months after the date of such termination of employment and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 48-month period commencing on the date of termination of employment. In the event of Mr. Varagne’s death while an employee, the option will become fully vested and the option will expire six months following the date of death. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable. The expiration dates of the options granted to Mr. Mendicino were changed to July 1, 2010, due to his retirement on July 1, 2007.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option, stock unit and performance unit awards held by the named executive officers at September 30, 2007.

Outstanding Equity Awards at Year-End Table—Fiscal 2007

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares of Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($) (j)
L. R. Greenberg	35,000	(1)			10.20	12/31/2011	0		0	60,000	(15)	1,558,800
	360,000	(2)			12.57	12/31/2012				50,000	(16)	1,299,000
	360,000	(3)			16.99	12/31/2013				60,000	(17)	1,558,800
	233,333	(4)	116,667	(4)	20.47	12/31/2014
	83,333	(5)	166,667	(5)	20.48	12/31/2015
			280,000	(6)	27.28	12/31/2016
J. L. Walsh	180,000	(7)	90,000	(7)	22.92	03/31/2015	0		0	30,000	(18)	779,400
	35,000	(5)	70,000	(5)	20.48	12/31/2015				25,000	(16)	649,500
			120,000	(6)	27.28	12/31/2016				26,000	(17)	675,480
P. Kelly	0		50,000	(8)	25.74	09/03/2017	20,000	(13)	519,600	5,000	(19)	129,900
										10,000	(20)	259,800
A. J. Mendicino	105,000	(2)			12.57	07/01/2010	0		0	15,000	(15)	389,700
	104,000	(3)			16.99	07/01/2010				9,000	(16)	233,820
	64,000	(4)	32,000	(4)	20.47	07/01/2010				5,000	(17)	129,900
	21,666	(5)	43,334	(5)	20.48	07/01/2010
			70,000	(6)	27.28	07/01/2010
E. V. N. Bissell	34,667	(3)			16.99	12/31/2013	0		0	10,000	(21)	357,000
	64,000	(4)	32,000	(4)	20.47	12/31/2014				12,000	(22)	428,400
	21,666	(5)	43,334	(5)	20.48	12/31/2015				14,000	(23)	499,800
			70,000	(6)	27.28	12/31/2016
F. Varagne	0		70,000	(9)	15.65	12/08/2013	40,000	(14)	1,039,200	10,000	(15)	259,800
			60,000	(10)	20.47	06/30/2014				17,000	(16)	441,660
			52,000	(11)	20.48	06/30/2015				18,500	(17)	480,630
			57,000	(12)	27.28	06/30/2016

Note: Column (d) was intentionally omitted.

(1)	These options were granted on January 1, 2002 and were fully vested on January 1, 2005.
(2)	These options were granted on January 1, 2003 and were fully vested on January 1, 2006.
(3)	These options were granted on January 1, 2004 and were fully vested on January 1, 2007.

(4)	These options were granted on January 1, 2005. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2008.
(5)	These options were granted on January 1, 2006. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2009.
(6)	These options were granted on January 1, 2007. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2010.
(7)	These options were granted on April 1, 2005. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on April 1, 2008.
(8)	These options were granted on September 4, 2007. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on September 4, 2010.
(9)	These options were granted on June 9, 2004 and will be fully vested on June 9, 2008.
(10)	These options were granted on January 1, 2005 and will be fully vested on January 1, 2009.
(11)	These options were granted on January 1, 2006 and will be fully vested on January 1, 2010.
(12)	These options were granted on January 1, 2007 and will be fully vested on January 1, 2011.
(13)	These stock units were granted on September 4, 2007 and will be fully vested on September 4, 2009.
(14)	These stock units were granted on April 27, 2004 and vest in full on January 1, 2008.
(15)	These performance units were awarded on January 1, 2005. The measurement period for the performance goal is the period beginning January 1, 2005 and ending December 31, 2007. The target award level of performance units and dividend equivalents will be payable on January 1, 2008 if the Company’s TSR equals the median TSR of a peer group for the measurement period. The peer group is the group of companies that comprises the S&P Utilities Index on January 1, 2005. The actual amount of the award of performance units may be higher or lower than the target award, or even zero, based on the Company’s TSR percentile rank relative to the companies in the S&P Utilities Index. See “Compensation Discussion and Analysis – Long-Term Compensation – Fiscal 2007 Equity Awards” for more information on TSR performance measurements.
(16)	These performance units were awarded on January 1, 2006. The measurement period for the performance goal is the period beginning January 1, 2006 and ending December 31, 2008. The performance goal is the same as described in footnote (15) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2009.
(17)	These performance units were awarded on January 1, 2007. The measurement period for the performance goal is the period beginning January 1, 2007 and ending December 31, 2009. The performance goal is the same as described in footnote (15) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2010.
(18)	These performance units were awarded on April 1, 2005. The performance goal and the measurement period for the performance goal is the same as described in footnote (15) above. The performance units will be payable, if at all, on January 1, 2008.
(19)	These performance units were awarded on September 4, 2007. The performance goal and the measurement period for the performance goal is the same as described in footnote (16) above. The performance units will be payable, if at all, on January 1, 2009.
(20)	These performance units were awarded on September 4, 2007. The performance goal and the measurement period for the performance goal is the same as described in footnote (17) above. The performance units will be payable, if at all, on January 1, 2010.
(21)	These performance units were awarded on January 1, 2005. The measurement period for the performance goal is the period beginning January 1, 2005 and ending December 31, 2007. The performance units will be payable on January 1, 2008 if the AmeriGas Partners’ TUR equals the median TUR of a comparison group for the performance period. The comparison group is a group of publicly traded master limited partnerships in the propane, pipeline and coal industries. The actual amount of the award of performance units may be higher or lower than the target award, or even zero, based on the AmeriGas Partners’ TUR percentile rank relative to the companies in the comparison group. See “Compensation Discussion and Analysis – Long-Term Compensation – Fiscal 2007 Equity Awards” for more information on TUR performance measurements.
(22)	These performance units were awarded on January 1, 2006. The measurement period for the performance goal is the period beginning on January 1, 2006 and ending December 31, 2008. The performance goal is the same as described in footnote (21) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2009.
(23)	These performance units were awarded on January 1, 2007. The measurement period for the performance goal is the period beginning on January 1, 2007 and ending December 31, 2009. The performance goal is the same as described in footnote (21) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2009.

Option Exercises and Stock Vested in Fiscal 2007

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2007 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of those stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2007, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.

Option Exercises and Stock Vested Table—Fiscal 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
L. R. Greenberg	225,000	3,973,025	77,490	2,113,927
J. L. Walsh	0	0	56,605	1,521,384
P. Kelly	0	0	0	0
A. J. Mendicino	0	0	35,926	970,941
E. V. N. Bissell	104,333	1,217,540	13,035	424,029
F. Varagne	0	0	43,284	1,180,788

Pension Benefits

The following table shows the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Utilities, Inc. Retirement Plan”) and its supplemental executive retirement plan (which we refer to below as the “UGI SERP”) and the actuarial present value of accumulated benefits under those plans as of September 30, 2007, and any payments made to the named executive officers in Fiscal 2007 under those plans.

Pension Benefits—Fiscal 2007

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
L. R. Greenberg	UGI SERP	27	9,471,853	0
	UGI Utilities, Inc. Retirement Plan	27	856,191	0
A. J. Mendicino	UGI SERP	15	2,009,169	(1)
	UGI Utilities, Inc. Retirement Plan	15	548,804	10,271
J. L. Walsh	UGI SERP	3	304,376	0
	UGI Utilities, Inc. Retirement Plan	3	54,987	0
P. Kelly	UGI SERP	0	0	0
	UGI Utilities, Inc. Retirement Plan	0	0	0
E. V. N. Bissell	UGI Utilities, Inc. Retirement Plan	6	22,738	0
F. Varagne	N/A	N/A	N/A	N/A

(1)	Mr. Mendicino began receipt of his Pension Plan payments as of July 1, 2007. Accordingly, the Pension Benefits table values his monthly benefit of $3,423.50 payable as a 100 percent joint and survivor annuity using a 6.40 percent discount rate and postretirement mortality assumptions described under “Actuarial Assumptions Used to Determine Values in the Pension Benefits Table” below. He is scheduled to receive a lump sum payment from the SERP of $2,040,572 as of January 1, 2008. This amount is based upon a lump sum of $1,987,990 calculated as of July 1, 2007 using a 4.09 percent discount rate for service prior to January 1, 2004 and a discount rate of 5.10 percent for service after January 1, 2004 and interest of $52,582 through January 1, 2008 based on an annual rate of 5.36 percent. The January 1, 2008 lump sum is discounted to September 30, 2007 using a 6.40 percent discount rate.

The Company participates in the UGI Utilities, Inc. Retirement Plan, a qualified defined benefit retirement plan (“Pension Plan”) to provide retirement income to its employees. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses, and years of credited service. Benefits vest after the participant completes five years of vesting service.

The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service, and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating employment prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had ten years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

(A)	=	The minimum of (1) and (2), where
(1)	=	1.9 percent of final five-year average earnings (as defined in the Pension Plan) multiplied by years of service;
(2)	=	60 percent of the highest year of earnings; and
(B)	=	1 percent of the estimated primary Social Security benefit multiplied by years of service.

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments. Lump sum payments are not permitted unless the present value of the lump sum benefit is $5,000 or less.

The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For 2007, the limit on the compensation that may be used is $225,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2007 is $180,000. Benefits in excess of those permitted under the statutory limits are paid from the Company’s Supplemental Executive Retirement Plan, described below.

Mr. Greenberg is currently eligible for early retirement benefits under the Pension Plan. Mr. Mendicino retired and commenced benefits in the form of a 100 percent joint and survivor annuity on July 1, 2007.

UGI Corporation Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the SERP is approximately equal to the difference between the benefits provided under the Pension Plan and benefits that would have been provided by the Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the SERP are payable in the form of a lump sum payment. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate (35.0% for 2007). The interest rate for post January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial Assumptions Used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits table are actuarial present values of the benefits accumulated through September 30, 2007. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive officer, other than Mr. Mendicino who retired at age 59, is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2007	September 30, 2006
Discount rate for Pension Plan for all purposes and for SERP, for pre-commencement calculations	6.40 percent	6.00 percent

SERP lump sum rate	4.07 percent	3.69 percent

Retirement age	62	62

Post-retirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2010 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2010 using Scale AA without collar adjustments

Post-retirement mortality for SERP	1994 GAR unisex	1994 GAR unisex

Pre-retirement mortality	None	None

Termination and disability rates	None	None

Form of payment for Pension Plan	Single life annuity	Single life annuity

Form of payment for SERP	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s Supplemental Savings Plan, the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”) and the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation Table—Fiscal 2007

Name	Plan Name (a)	Executive Contributions in Last Fiscal Year ($) (b)		Employer Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (5) (f)
L. R. Greenberg	UGI Supplemental Savings Plan	0		22,523	(1)	21,810		0	526,848
J. L. Walsh	UGI Supplemental Savings Plan	0		9,604	(1)	1,009		0	32,941
P. Kelly	UGI Supplemental Savings Plan	0		0		0		0	0
A. J. Mendicino	UGI Supplemental Savings Plan	0		8,371	(1)	8,660		0	95,414
E. V. N. Bissell	AmeriGas SERP	0		73,151	(2)	47,518	(3)	0	620,857
	AmeriGas Nonqualified Deferred Compensation Plan	4,592	(4)	0		135		0	4,727
F. Varagne	N/A	0		0		0		0	0

(1)	This amount represents the employer contribution to the Company’s Supplemental Savings Plan, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(2)	This amount represents the AmeriGas Propane, Inc. contribution to the named executive officer under the AmeriGas SERP which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(3)	Of this amount, $16,856 is reported in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
(4)	This amount is included in the amount reported in the Summary Compensation Table in the “Salary” column.
(5)	The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table in prior years: Mr. Greenberg, $407,737; Mr. Walsh, $22,018; Mr. Mendicino, $74,579; and Mr. Bissell: $377,835.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain named executive officers that would be provided under the Company’s qualified 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect, and the Company match actually made under the 401(k) Savings Plan. The Code compensation limit for 2006 was $220,000 and the limit for 2007 is $225,000. The Code contribution limit for 2006 was $44,000 and the limit for 2007 is $45,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the Company’s 401(k) Savings Plan, which is a match of 50 percent of the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation or the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the S&P 500 Index (60 percent weighting) and the annual return on the Lehman Brothers Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane executive officers. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limits and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Propane, Inc. qualified 401(k) Savings Plan (“AmeriGas 401(k) Savings Plan”) is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Through Fiscal 2007, participants’ accounts were credited annually with interest at a rate generally equal to the actual return on the trust portfolio of the UGI Utilities, Inc. Retirement Income Plan, subject to certain limitations as set forth in the AmeriGas SERP. Beginning in Fiscal 2008, in lieu of receiving interest on account balances, participants will direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the Company’s stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain named executive officers that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the Company’s stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Senior Executive Employees

Named Executive Officers Employed by UGI Corporation. The UGI Corporation Senior Executive Employee Severance Pay Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Greenberg, Walsh and Kelly, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

The UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service. In the case of Mr. Greenberg, the time period is 30 months; for Mr. Walsh, the time period is from 12 months to 24 months. In addition, a participant receives the cash equivalent of his or her target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. However, if the termination occurs in the last two months of the fiscal year, we have the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, assuming that the participant’s entire bonus was contingent on meeting the applicable financial performance goal. The levels of severance payment were established based on competitive practice and are reviewed by management and the Compensation Management and Development Committee from time to time.

Under the UGI Severance Plan, medical and dental benefits are grossed up and paid as a lump sum upon termination of employment. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Greenberg and 24 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment. Participants are entitled to receive tax preparation services for their final year of employment under the UGI Severance Plan. UGI has the option to pay a participant the cash equivalent of those employee benefits. Provided that the participant is eligible to retire, all payments under the Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release which discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. Each senior executive is also required to ratify a post-employment activities agreement (which restricts the senior executive from competing with UGI and its affiliates following termination of his or her employment) and to cooperate in attending to matters pending at the time of his or her termination of employment.

Named Executive Officers Employed by AmeriGas Propane. The AmeriGas Propane, Inc. Executive Employee Severance Pay Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane, including Mr. Bissell, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

The AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service. In the case of Mr. Bissell, the time period is from 12 months to 24 months. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year. However, if the termination occurs in the last two months of the fiscal year, AmeriGas Propane has the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, provided that the weighting to be applied to the participant’s business/financial goals under the AmeriGas Propane Annual Bonus Plan will be deemed to be 100 percent. The levels of severance payment were established based on competitive practice and are reviewed by management and the AmeriGas Propane Compensation/Pension Committee from time to time.

Under the AmeriGas Severance Plan, medical and dental benefits are grossed up and paid as a lump sum upon termination of employment. The maximum period for calculating the payment of such benefits is 18 months (24 months in the case of Mr. Bissell). The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment. Participants are entitled to receive tax preparation services for their final year of employment. AmeriGas Propane has the option to pay a participant the cash equivalent of those employee benefits. Provided that the participant is eligible to retire, all payments under the AmeriGas Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify a post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Propane and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of his termination.

Mr. Varagne. Mr. Varagne has an agreement with our French subsidiary, AGZ Holding, which provides severance benefits in the event that his employment is terminated without cause on his part. “Cause” in this context is severe or gross negligence in the performance of his duties as Chairman of the Board and General Director of Antargaz. The agreement provides for a cash payment equal to one year of compensation, based on compensation received in the twelve months prior to the effective date of termination. Like the UGI Corporation and AmeriGas Propane, Inc. Executive Severance Plans, Mr. Varagne’s agreement requires that he execute a release discharging the Company and its subsidiaries from liability in connection with the termination of his employment prior to receipt of severance payments.

Change in Control Arrangements

Named Executive Officers Employed by UGI Corporation. Messrs. Greenberg, Walsh and Kelly each have an agreement with the Company which provides benefits in the event of a change in control. For Messrs. Greenberg and Walsh, the agreements are automatically extended for one-year terms, beginning in 2008, and for Mr. Kelly, the initial term of his agreement is three years from September 4, 2007 with automatic one-year extensions thereafter, unless in each case, prior to a change in control, UGI terminates an agreement. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his employment with the Company. A change in control is generally deemed to occur in the following instances:

•

any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

the Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	the Company is liquidated or dissolved.

The Company will provide Messrs. Greenberg, Walsh and Kelly with cash benefits (“Benefits”) if we terminate the executive’s employment without “cause” or if the executive terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; the failure of the Company to comply with the terms of the agreement; and substantial relocation or excessive travel requirements. If the events trigger a payment following a change in control, the Benefits payable to each of Messrs. Greenberg, Walsh and Kelly will be as specified under his change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case Benefits would be provided under the UGI Severance Plan.

Following a change in control, each of Messrs. Greenberg, Walsh and Kelly may elect to terminate his employment without loss of Benefits in certain situations, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; or excessive travel requirements. Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus. Each named executive officer would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Greenberg, Walsh and Kelly are entitled to receive health and welfare benefits (or cash in lieu of benefits) for three years and each of their benefits under the Company’s Supplemental Executive Retirement Plan would be calculated as if he had continued in employment for three years. The Benefits are subject to a “conditional gross up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for each of Messrs. Greenberg, Walsh and Kelly will be reduced to the extent necessary to avoid imposition of the excise tax on “excise parachute payments.” In addition, outstanding performance units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the “Grants of Plan-Based Awards” table.

In order to receive benefits under his change in control agreement, each named executive officer is required to execute a release which discharges the Company and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries.

Named Executive Officers Employed by AmeriGas Propane, Inc. Mr. Bissell has an agreement with AmeriGas Propane that provides benefits in the event of a change of control.

His agreement is automatically extended for one-year terms beginning in 2008 unless, prior to a change of control, AmeriGas Propane terminates his agreement. In the absence of a change of control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, the executive terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:

•

any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

individuals, who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•	the Company, AmeriGas Propane, AmeriGas Partners, L.P. (the “Partnership”) or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;

•	the Company fails to own more than 50 percent of the general partnership interest of the Partnership or the Operating Partnership;

•	the Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or

•	AmeriGas Propane is removed as the general partner of the Partnership or the Operating Partnership.

AmeriGas Propane will provide Mr. Bissell with cash benefits (“Benefits”) if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; the failure of AmeriGas Propane to comply with the terms of the agreement; and substantial relocation or excessive travel requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Bissell will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case Benefits would be provided under the AmeriGas Severance Plan.

Following a change of control, Mr. Bissell may elect to terminate his employment without loss of Benefits in certain situations, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; or excessive travel requirements. Benefits under this arrangement would be equal to three times Mr. Bissell’s base salary and annual bonus. Mr. Bissell would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive health and welfare benefits (or cash in lieu of benefits) for three years and his benefits under the AmeriGas SERP would be calculated as if he had continued in employment for three years. The Benefits are subject to a “conditional gross up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. AmeriGas Propane will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for Mr. Bissell will be reduced to the extent necessary to avoid imposition of the excise tax on “excise parachute payments.” In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the “Grants of Plan-Based Awards” table.

In order to receive benefits under his change in control agreement, Mr. Bissell is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.

Mr. Varagne. Mr. Varagne is not covered by a change in control agreement. If a change in control of the Company occurs, Mr. Varagne’s performance units will be paid in cash in an amount equal to the greater of (i) the values of the shares that would be issued if 50 percent of the maximum award was earned, and (ii) the value that would be issued if the measurement period ended on the date of the change in control, as determined by the Company’s Compensation and Management Development Committee. For treatment of stock options, see the “Grants of Plan-Based Awards” table.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below assume that each named executive officer’s termination was effective as of September 30, 2007 and are merely estimates of the incremental amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, or (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables. There are no incremental payments in the event of termination for cause or disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table—Fiscal 2007

Name & Triggering Event	Severance Pay		Equity Awards with Accelerated Vesting(3)	Nonqualified Retirement Benefits(4)	Welfare & Other Benefits(5)	Total
L. R. Greenberg
Death	$0		$1,559,500	$0	$0	$1,559,500
Involuntary Termination Without Cause	$5,796,000	(1)	$0	$0	$58,626	$5,854,626
Termination Following Change in Control	$7,675,090	(2)	$5,976,100	$5,104,967	$34,445	$18,790,602
J. L. Walsh
Death	$0		$660,400	$0	$0	$660,400
Involuntary Termination Without Cause	$1,708,979	(1)	$0	$0	$51,501	$1,760,480
Termination Following Change in Control	$3,763,304	(2)	$2,764,780	$775,767	$2,716,187	$10,020,038
P. Kelly
Death	$0		$531,600	$0	$0	$531,600
Involuntary Termination Without Cause	$239,156	(1)	$0	$0	$30,125	$269,281
Termination Following Change in Control	$2,100,189	(2)	$921,300	$28,689	$1,107,034	$4,157,212
E. V.N. Bissell
Death	$0		$414,653	$0	$0	$414,653
Involuntary Termination Without Cause	$1,470,670	(1)	$0	$0	$51,501	$1,522,171
Termination Following Change in Control	$2,574,408	(2)	$1,349,933	$187,328	$28,298	$4,139,967
F. Varagne
Death	$0		$2,054,517	$0	$0	$2,054,517
Involuntary Termination Without Cause	$740,350	(1)	$0	$0	$0	$740,350
Termination Following Change in Control	$740,350	(2)	$2,522,157	$0	$0	$3,262,507

(1)	Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of UGI Severance Plan for Messrs. Greenberg, Walsh and Kelly; the AmeriGas Severance Plan for Mr. Bissell; and the severance agreement with AGZ Holding for Mr. Varagne. We assumed that 100 percent of target annual bonus was paid.
(2)	Amounts listed under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement, except for Mr. Varagne, whose estimate is based on his severance agreement with AGZ Holding.
(3)	In calculating the amounts shown above we assumed (i) the continuation of the Company’s dividend (and AmeriGas Partner’s distribution, as applicable) at the rate in effect on September 30, 2007; and (ii) performance at target levels with respect to performance shares/units.
(4)	Amounts shown are in addition to amounts shown in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.
(5)	Amounts shown under “Welfare and Other Benefits” include estimates for (i) medical and dental and life insurance premiums, (ii) outplacement services, (iii) tax preparation services, and (iv) an estimated Code Section 280G tax gross up payment of $2,676,093 for Mr. Walsh and $1,078,976 for Mr. Kelly in the event of a change in control.

Director and Officer Stock Ownership Policies

The following policies are designed to encourage growth in Shareholder value by closely linking Directors’ and executives’ risks and rewards with the Company’s total Shareholder return:

In 2006, the Board of Directors approved a policy requiring Directors to own Company Common Stock in an amount equal to three times the Director’s annual cash retainer and to achieve the target level of Common Stock ownership within five years after joining the Board.

The Board of Directors established a policy in 1997 that requires individuals in key management positions with the Company and its subsidiaries to own significant amounts of Common Stock. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 34.

Market Price of Shares

The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 23, 2007 was $25.00.

ITEM 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers as independent registered public accountants to examine and report on the consolidated financial statements of the Company for Fiscal 2008 and recommends that the Shareholders ratify the appointment. If the Shareholders do not ratify the appointment of PricewaterhouseCoopers, the

Audit Committee will consider the appointment of other independent registered public accountants. One or more representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will have the opportunity to respond to appropriate questions and to make a statement if they wish to do so.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 3—OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the Shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

DIRECTIONS TO THE SHERATON PARK RIDGE HOTEL AND CONFERENCE CENTER

1.	PHILADELPHIA INTERNATIONAL AIRPORT:

Follow signs for I-95 South and follow to Exit 7 (476N. Plymouth Meeting). Follow 476 North to Exit 16B (76 West to Valley Forge). Follow 76 West to Exit 327 (Mall Blvd). Go down ramp to the traffic light and turn right onto Mall Blvd. Go to the next light and turn right onto North Gulph Road. Hotel is one mile on the right.

2.	PENNSYLVANIA TURNPIKE (EAST OR WEST):

Follow Turnpike to Exit 326 (Valley Forge). Go through the tollbooth and take Exit 327 (North Gulph Road) which is immediately on your right. Once you take Exit 327, keep to your right and Hotel will be the 2nd building on the right.

3.	CENTER CITY- 30th STREET STATION- PHILADELPHIA:

Take I-76 West to Exit 327 (Mall Blvd). Turn right at the traffic light onto Mall Blvd. Go to the next light and turn right onto North Gulph Road. Hotel is one mile on the right.

4.	NEW YORK AND POINTS NORTH:

From New York, follow the New Jersey Turnpike to Exit 6 (PA Turnpike West). Follow PA Turnpike West to Exit 326 (Valley Forge). Go through the tollbooth and take Exit 327, (North Gulph Road), which is immediately on the right. Once you take Exit 327, keep to the right and the hotel will be the 2nd building on the right.

5.	DELAWARE AND POINTS SOUTH:

Take I-95 North to Pennsylvania. Once you get to the Chester area, take exit 7 (I 476 North Plymouth Meeting). Follow 476 North to Exit 16B (I-76 West to Valley Forge). Follow I-76 to Exit 327 (Mall Blvd.). Go down the ramp to the traffic light and turn right onto Mall Blvd. Follow to next light and turn right onto North Gulph Road. Hotel is one mile on the right.

6.	ROUTE 422:

Follow Route 422 East to the First Ave. exit. Turn right at the traffic light onto North Gulph Road. After the third light, hotel will be on the left.

7.	ROUTE 202 NORTH

Follow 202 North to the intersection of North Gulph Road. Turn Left onto North Gulph Road and proceed through 5 traffic lights and past the entrance to the Pennsylvania Turnpike. The hotel will be on your right.

480 North Gulph Road, King of Prussia, PA 19406 Phone: (610) 337-1800 Fax: (610) 337-4624

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A	Proposals — The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1. Election of Directors:	01 - J.W. Stratton	02 - S.D.Ban	03 - R.C. Gozon

	04 - L.R. Greenberg	05 - M.O. Schlanger	06 - A. Pol

	07 - E.E. Jones	08 - J.L. Walsh	09 - R.B. Vincent

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2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

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Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints James W. Stratton, Lon R. Greenberg and Stephen D. Ban, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 29, 2008 or at any adjournment thereof, with all powers which the undersigned would possess it present at the Meeting.

For the participants in the UGI Utilities, Inc Savings Plan, AmeriGas Propane, Inc Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans. As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 24, 2008, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)